Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release Media Contact: Lauren C. Steele VP Corporate Affairs 704-557-4551 Investor Contact: Steven D. Westphal Senior VP - CFO 704-557-4456

FOR IMMEDIATE RELEASE	Symbol: COKE
July 28, 2006	Quoted: The NASDAQ Stock Market (Global Market)

Coca-Cola Bottling Co. Consolidated Reports Second Quarter 2006 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated announced today it earned $8.9 million or $.97 per share on a diluted basis for the second quarter of 2006 compared to net income of $11.5 million or $1.27 per share on a diluted basis for the second quarter of 2005. For the first six months of 2006, the Company earned $9.7 million or $1.06 per share on a diluted basis compared to net income of $12.2 million or $1.35 per share on a diluted basis for the first half of 2005. The Company’s net income in the second quarter and first half of 2005 reflected the favorable impact of $3.7 million after-tax or $.41 per share as a result of proceeds received from the settlement of a class action lawsuit related to high fructose corn syrup, offset partially by financing costs of $.7 million after-tax or $.08 per share associated with a debt exchange offer which occurred in June 2005.

J. Frank Harrison, III, Chairman and CEO, said, “The Company’s revenue grew by 7.0% in the second quarter of 2006 and by 7.4% in the first six months of 2006 compared to the same periods in 2005. The Company’s revenue growth of $25.4 million in the second quarter of 2006 resulted from bottle/can revenue growth of approximately 6% and an approximate 20%, or $7 million, increase in sales to other bottlers. These results were generated by a significant increase in bottle/can volume partially offset by a 1% reduction in selling prices. Price reductions were made in response to competitive pressures, primarily in the supermarket channel.” Mr. Harrison said he was pleased with the Company’s revenue results in the first half of 2006.

William B. Elmore, President and COO, said, “Our bottle/can revenue growth in the second quarter of 2006 was balanced across our product portfolio as our carbonated soft drink revenue (including energy products) grew by 4% and our noncarbonated revenue grew by 13%. Our focused market effort in energy drinks is resulting in substantial gross margin gains in this product category. Our carbonated soft drink revenue growth in the second quarter resulted from the combination of lower bottle/can pricing and product innovation, particularly Vault and Coke Zero. Our pricing in the second quarter represented a short-term departure from our longer term pricing strategy of executing price increases necessary to maintain our margins.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about the Company’s longer term pricing strategy of executing price increases necessary to maintain its margins.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies level of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increase in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; adverse changes in our debt rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; recent bottler litigation; and our use of estimates and assumptions. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended January 1, 2006 under Part I, Item 1A “Risk Factors”. The Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2006	2005	2006	2005
Net sales	$386,624	$361,224	$719,803	$670,409

Cost of sales	218,935	194,859	406,088	364,510

Gross margin	167,689	166,365	313,715	305,899
Selling, delivery and administrative expenses	138,310	132,025	270,038	257,924
Amortization of intangibles	142	157	290	566

Income from operations	29,237	34,183	43,387	47,409

Interest expense	12,843	12,893	25,063	24,391
Minority interest	1,149	1,441	1,705	1,961

Income before income taxes	15,245	19,849	16,619	21,057
Income taxes	6,358	8,330	6,917	8,819

Net income	$8,887	$11,519	$9,702	$12,238

Basic net income per share	$.98	$1.27	$1.07	$1.35

Diluted net income per share	$.97	$1.27	$1.06	$1.35

Weighted average number of common shares outstanding	9,103	9,083	9,103	9,083

Weighted average number of common shares outstanding – assuming dilution	9,123	9,083	9,118	9,083